Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sidoti & Company, Inc.:

We consent to the use of our report dated October 22, 2014 with respect to the financial statements of Sidoti & Company, LLC as of December 31, 2013 and 2012 and for each year then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Roseland, New Jersey
January 13, 2015